Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
415-315-9413
OXiGENE Reports Second Quarter 2008 Results
WALTHAM, MA — August 4, 2008 — OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, reported financial results for the quarter ended June 30, 2008 and presented an update on recent clinical and corporate progress.
Financial Results
The Company reported a net loss for the second quarter of 2008 of $7.0 million, or $0.25 per share, compared with a net loss of $5.4 million, or $0.19 per share, for the same period in 2007.
For the six-month period ended June 30, 2008, the net loss was $12.5 million, or $0.44 per share, compared to a net loss of $9.3 million, or $0.33 per share, for the comparable period in 2007.
The increase in loss for both the three and six month periods was driven primarily by a higher level of clinical development activities, including the continued enrollment of both the ZYBRESTAT™ (fosbretabulin) pivotal registration trial in anaplastic thyroid cancer (ATC) and the Phase II trial of ZYBRESTAT in combination with standard chemotherapy and bevacizumab for the treatment of Non-Small Cell Lung Cancer, as well as the management of other ongoing clinical trials and drug development activities.
At June 30, 2008, OXiGENE had cash, cash equivalents and marketable securities of approximately $18.3 million compared with approximately $28.4 million on December 31, 2007.
“The second quarter of 2008 was a period of steady advancement for each of our programs, as well as our corporate and business development initiatives,” commented Richard Chin, OXiGENE’s President and CEO. “Vascular disrupting agents in general, and ZYBRESTAT in particular, are receiving increasing attention as the next generation of anti-vascular therapies for cancer and diseases involving neovascularization of the eye.
Clinical Highlights / Update
•	In May, at the 11th International Workshop on the Tumor Microenvironment, Hypoxia, Angiogenesis and Vasculature, the Company presented previously-announced results from topical-route, ocular penetration studies in primates and rabbits. This was the first formal presentation of the previously-announced data from these studies.
•	At the 2008 American Society of Clinical Oncology (ASCO) annual meeting, the company reported data from a phase I study of ZYBRESTAT (fosbretabulin) and bevacizumab in subjects with advanced solid tumors. The study found that the combination appears safe and well-tolerated, and shows signs of clinical activity.

•	At the 2008 ASCO meeting, the company reported data from an ongoing Phase I study of vascular disrupting agent OXi4503 in patients with advanced solid tumors. The study found that the drug appears well tolerated, and shows evidence of both clinical and functional imaging activity.

Members of OXiGENE’s management team will review first quarter results via a webcast and conference call today at 2:00 p.m. EDT (11:00 a.m. PDT). To listen to a live or an archived version of the audio webcast, please log on to the Company’s website, www.oxigene.com. Under the “Investor Center” tab, select the link to “Presentations & Conference Calls.”
OXiGENE’s earnings conference call can also be heard live by dialing (888) 208-1507 in the United States and Canada, and (913) 312-0402 for international callers, five minutes prior to the beginning of the call. A replay will be available starting at 5:00 p.m., EDT (2:00 p.m., PDT) on August 4, 2008 and ending at 5:00 p.m. EDT (2:00 p.m., PDT) on Monday, August 11, 2008. To access the replay, please dial (888) 203-1112 if calling from the United States or Canada, or (719) 457-0820 from international locations. Please refer to replay pass code 6113741.
About ZYBRESTAT (fosbretabulin)
ZYBRESTAT is currently being evaluated in a pivotal registration study in ATC under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA). OXiGENE believes that ZYBRESTAT is poised to become the first therapeutic product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs). Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical studies in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian cancer, and various other solid tumors. In clinical studies in patients with forms of macular degeneration, intravenously-administered ZYBRESTAT has demonstrated clinical activity, and the Company is working to develop a convenient and patient-friendly topical formulation of ZYBRESTAT for ophthalmological indications.
About OXi4503
OXi4503 (combretastatin A1 di-phosphate / CA1P) is a dual-mechanism VDA that is being developed in clinical studies for the treatment of solid and liquid tumors. Like its structural analog, ZYBRESTAT(TM) (fosbretabulin / CA4P), OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicates that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has (i) single-agent activity against a range of xenograft tumor models; and (ii) synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors), and radiation therapy. OXi4503 is currently being evaluated as a monotherapy in a Phase I dose-escalation clinical trial in patients with advanced solid tumors.

About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The company’s major focus is developing VDAs that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and -enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, enrollment rate for patients in the ZYBRESTAT pivotal trial for anaplastic thyroid cancer, interim analysis of the same, timing of the IND filing and Phase I trial initiation for topical ZYBRESTAT, timing of a Phase II clinical trial of ZYBRESTAT and bevacizumab in NSCLC, timing or execution of a strategic collaboration on any product or indication, and cash utilization rate for 2008. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
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OXiGENE, Inc.
Condensed Balance Sheets
(All amounts in 000’s)
(Unaudited)

	June 30,	December 31,
	2008	2007
Assets

Cash, cash equivalents and marketable securities	$18,273	$28,438
Licensing agreement	630	679
Other assets	1,125	947

Total assets	$20,028	$30,064

Liabilities and stockholders’ equity

Accounts payable and accrued liabilities	$6,131	$5,207
Total stockholders’ equity	13,897	24,857

Total liabilities and stockholders’ equity	$20,028	$30,064

OXiGENE, Inc.
Condensed Statements of Operations
(All amounts in 000’s except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
License revenue	$—	$7	$—	$7

Costs and expenses:

Research and development	5,176	3,502	8,865	5,891
General and administrative	2,023	2,380	4,070	4,504

Total costs and expenses:	7,199	5,882	12,935	10,395

Operating loss	(7,199)	(5,875)	(12,935)	(10,388)

Investment income	158	523	445	1,094
Other (expense) income, net	(7)	(17)	(2)	(24)

Net loss	$(7,048)	$(5,369)	$(12,492)	$(9,318)

Basic and diluted net loss per common share	$(0.25)	$(0.19)	$(0.44)	$(0.33)

Weighted average number of common shares outstanding	28,258	27,875	28,164	27,875